Exhibit 4.3
SECOND AMENDMENT TO CREDIT AGREEMENT
     THIS SECOND AMENDMENT TO CREDIT AGREEMENT, dated as of January 30th, 2009 (this “Amendment”), is among TECUMSEH PRODUCTS COMPANY (the “Borrower”), the other Loan Parties party hereto, the lenders party hereto (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, together with its successors and assigns, the “Administrative Agent”).
RECITAL
     The Borrower, the other Loan Parties, the Lenders and the Administrative Agent are parties to a Credit Agreement dated as of March 20, 2008 (as amended from time to time, the “Credit Agreement”). The Borrower and the Loan Guarantors desire to amend the Credit Agreement as set forth herein and the Lenders are willing to do so in accordance with the terms hereof.
TERMS
     In consideration of the premises and of the mutual agreements herein contained, the parties agree as follows:
ARTICLE 1.
AMENDMENTS
     The Credit Agreement is amended as follows:
     1.1 The following definition is added to Section 1.1:
          “Cash Collateral” means cash collateral provided by the Borrower to the Lenders in accordance with Section 5.13(e).
     1.2 The following definitions in Section 1.1 are restated as follows:
          “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page 1 (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
          “Borrowing Base” means, at any time, the sum of:
               (a) 85% of Eligible Accounts at such time, plus
               (b) the lesser of (i) 70% of Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time and (ii) 85% multiplied by the Net

Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time, plus
               (c) at any time on or before February 28, 2009 (but not at any time thereafter), the lesser of (i) $7,500,000 or (ii) 100% of the Cash Collateral, plus
               (d) the PP&E Component, minus
               (e) Reserves.
     The Agent may, in its Permitted Discretion, reduce the advance rates set forth above or reduce one or more of the other elements used in computing the Borrowing Base.
          “Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within three Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.
     1.3 Section 2.19(b) is amended by adding the following before the first parenthetical in Section 2.19(b): “, or any Lender is otherwise a Defaulting Lender”.
     1.4 The following new Section 2.21 is added to the Credit Agreement:
     2.21 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
     (a) fees shall cease to accrue on the unfunded portion of the Available Commitment of such Defaulting Lender pursuant to Section 2.12(a);
     (b) if any Swingline Loan or Letter of Credit exists at the time a Lender is a Defaulting Lender, the Borrowers shall within one Business Day following notice by the Administrative Agent (i) prepay such Swingline Loan or, if agreed by the applicable Swingline Lender, cash collateralize the pro rata share of the Swingline Loans of the Defaulting Lender on terms satisfactory to the applicable Swingline Lender, and (ii) cash collateralize such Defaulting Lender’s pro rata share of the existing Letters of Credit in accordance with the procedures set forth herein for so long as Letters of Credit are outstanding; and
     (c) no LC Issuer shall be required to issue, amend or increase any Letter of Credit unless it is satisfied that cash collateral will be provided in accordance with Section 2.21(b).
Notwithstanding anything herein to the contrary, (a) no Defaulting Lender shall be entitled to vote (whether to consent or to withhold its consent) with respect to any amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document or any departure therefrom or any direction from the Lenders to the Administrative Agent, and, for purposes of determining the Required Lenders at any time, the Commitments and the Credit Exposure of each Defaulting Lenders shall be disregarded and (b) any modification of this Section 2.21 shall require the written consent of the Borrowers, the Required Lenders, the Administrative Agent, the Swingline Lenders and the LC Issuers.
     1.5 The following new Section 5.13(e) is added to the Credit Agreement:
     (e) The Borrower may provide Cash Collateral to the Lenders by depositing cash in an account (the “Cash Collateral Account”) with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Secured Creditors, which Cash Collateral shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrower hereby grants the Administrative Agent a security interest in the Cash Collateral Account and assets therein to secure the Secured Obligations. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such Cash Collateral Account shall be applied to satisfy the Secured Obligations at any time after and during the continuance of an Event of Default. The amount of cash in the Cash Collateral Account upon and during the continuance of an Event of Default up to the amount of Letters of Credit secured thereby shall count toward the amount of cash required to be deposited in the LC Collateral Account under Section 2.06(j).
ARTICLE 2.
REPRESENTATIONS
     The Loan Parties represent and warrant to the Lenders and Administrative Agent that:
     2.1 The execution, delivery and performance of this Amendment are within its powers and have been duly authorized by it. This Amendment is the legal, valid and binding obligation of it, enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     2.2 After giving effect to the amendments herein contained, the representations and warranties contained in the Credit Agreement and the representations and warranties contained in the other Loan Documents are true in all material respects on and as of the date hereof with the same force and effect as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), and no Default or Event of Default exists or has occurred and is continuing on the date hereof.
ARTICLE 3.
CONDITIONS PRECEDENT.
     This Amendment shall be effective when each of the following conditions is satisfied:
     3.1 This Amendment shall be executed by each of the Loan Parties, the Lenders and the Administrative Agent.
     3.2 The Loan Parties shall deliver such other documents, if any, as reasonably requested by the Administrative Agent.
ARTICLE 4.
MISCELLANEOUS.
     4.1 References in the Credit Agreement or in any other Loan Document to the Credit Agreement shall be deemed to be references to the Credit Agreement as amended hereby and as further amended from time to time.
     4.2 Except as expressly amended hereby, each of the Loan Parties agree that the Loan Documents are ratified and confirmed and shall remain in full force and effect and that it has no set off, counterclaim, defense or other claim or dispute with respect to any of the foregoing. This Amendment is a Loan Document terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.
     4.3 This Amendment may be signed upon any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument, and signatures sent by telecopy or electronic mail message shall be enforceable as originals.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

TECUMSEH PRODUCTS COMPANY
By	/s/ James S. Nicholson
	Name:	James S. Nicholson
	Title:	Vice President, Treasurer and Chief Financial Officer

TECUMSEH PRODUCTS OF CANADA, LIMITED
By	/s/ James S. Nicholson
	Name:	James S. Nicholson
	Title:	Vice President and Treasurer

By	/s/ Lynn Dennison
	Name:	Lynn Dennison
	Title:	Secretary

TECUMSEH COMPRESSOR COMPANY
By	/s/ James S. Nicholson
	Name:	James S. Nicholson
	Title:	Vice President and Treasurer

VON WEISE USA, INC.
By	/s/ James S. Nicholson
	Name:	James S. Nicholson
	Title:	Vice President and Treasurer

M. P. PUMPS, INC.
By	/s/ James S. Nicholson
	Name:	James S. Nicholson
	Title:	Vice President and Treasurer

DATA DIVESTCO, INC.
By	/s/ James S. Nicholson
	Name:	James S. Nicholson
	Title:	Vice President and Treasurer

EVERGY, INC.
By	/s/ James S. Nicholson
	Name:	James S. Nicholson
	Title:	Vice President and Treasurer

TECUMSEH TRADING COMPANY
By	/s/ James S. Nicholson
	Name:	James S. Nicholson
	Title:	Vice President and Treasurer

TECUMSEH DO BRASIL USA, LLC
By	/s/ James S. Nicholson
	Name:	James S. Nicholson
	Title:	President

JPMORGAN CHASE BANK, N.A., individually, as Administrative Agent, Issuing Bank and Swingline Lender
By	/s/ Monica Stariha
	Name:	Monica Stariha
	Title:	Senior Vice President